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EXHIBIT 21

LIST OF SUBSIDIARIES

1.
InFocus Benelux BV
2.
InFocus Asia Pte, Ltd.
3.
InFocus (Shanghai) Co. Ltd.
4.
InFocus Exchange Corporation
5.
Motif, Inc.
6.
InFocus AS
7.
ASK AS
8.
InFocus Norge AS
9.
InFocus GmbH
10.
ASK Proxima AB
11.
InFocus SARL
12.
InFocus AB
13.
Interdidact Audiovisuella AB
14.
InFocus AG
15.
InFocus International BV
16.
Computer Added Value AB

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  EXHIBIT 21
LIST OF SUBSIDIARIES